CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: November 2, 2007

CITIZENS COMMUNITY BANCORP, INC. ANNOUNCES
YEAR-END RESULTS

EAU CLAIRE, Wis.--November 2-- Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fiscal year ended September 30, 2007.

For the fiscal year, the Company reported net income of $743,000, up 66.6 percent from net income of $446,000 for the prior year. The year-over-year increase was primarily due to an increase in net interest income, partially offset by an increase in operating expenses.

Fiscal 2007 included a one-time after-tax charge of $370,000 ($610,000 pre-tax) taken in the first quarter of fiscal 2007 related to agreements with two Citizens Community Federal executives who resigned. Excluding the charge, the Company would have reported fiscal 2007 net income of $1,113,000, a 149.6 percent increase from the prior year.

On a basic and diluted, per-share basis, Citizens Community Bancorp, Inc., reported fiscal 2007 earnings of $0.11 per share, up from earnings of $0.06 per share for the prior year. Excluding the first-quarter charge detailed above, the Company would have reported fiscal 2007 basic and diluted per-share earnings of $0.17. Earnings per share for the prior-year period was restated to reflect the impact of the October 31, 2006, second step conversion and reorganization of the Company.

Net interest income for the year ended September 30, 2007, totaled $10.5 million, up from $8.1 million for the prior-year period. The increase was a result of an increase in the average balance of loans receivable, partially offset by an increase in the average balance of interest-bearing liabilities. Loans receivable increased by 23.8 percent to $321.0 million at September 30, 2007, from $259.3 million at September 30, 2006, due to strong consumer and real estate loan demand.

Non-interest income remained unchanged at $1.7 million for both the 2007 and 2006 fiscal years.

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Citizens Community Bancorp, Inc.
November 2, 2007

Non-interest expense rose to $10.5 million for fiscal 2007, from $8.7 million for fiscal 2006. The increase was primarily due to costs associated with the Company's continued growth including, salary and benefits, the one-time charge detailed above, occupancy and professional services, and higher employee stock ownership plan (ESOP) expense related to the second-step conversion, among others.

Total assets were $386.1 million at September 30, 2007, compared with $284.0 million at September 30, 2006. The 2007 fiscal year rise of $102.1 million, or 36.0 percent, was primarily due to a $61.7 million increase in loans receivable and a $38.8 million increase in investments, which consist of high-quality AAA-rated mortgage-backed securities purchased to increase Citizens' consumer-lending capabilities.

Deposits grew to $207.7 million at September 30, 2007, from $186.7 million at September 30, 2006. The fiscal year-to-date increase of $21.0 million, or 11.2 percent, came from growth in new certificates of deposit, money market accounts and checking accounts. Federal Home Loan Bank (FHLB) advances grew $35.2 million as a result of funding the mortgage-backed securities purchases.

Equity increased to $78.1 million at September 30, 2007, from $30.1 million at September 30, 2006, primarily as a result of the Company's second step conversion and reorganization.

The Company's nonperforming assets were $1.6 million at September 30, 2007, or 0.41 percent of total assets, down from 0.63 percent at September 30, 2006. Net charge-offs for the fiscal year ended September 30, 2007, were $378,000, compared with $229,000 for the fiscal year ended September 30, 2006. The annualized net charge-offs to average loans receivable was 0.13 percent for the fiscal year ended September 30, 2007, compared to 0.10 percent for the prior fiscal year.

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., "We're very pleased with our performance for the year. We ended fiscal 2007 on a high note, delivering strong loan and income growth. For fiscal 2008, our growth strategy focuses on three primary areas:

  Expansion in select locations that we believe offer excellent growth potential;
  A continued focus on increasing core deposits; and
  Rigorous management of our lending portfolio to minimize risk and maximize income--something we've proven to be effective at over the course of the fiscal year.

"The fundamental strength of our business model, employees and commitment to superior service continues to drive Citizens forward."

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Citizens Community Bancorp, Inc.
November 2, 2007

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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Citizens Community Bancorp, Inc. November 2, 2007 Page 4

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
Three Months Ended September 30, 2007
(in thousands, except per share data)

	September 30, 2007	September 30, 2006

Selected Financial Condition Data
Total Assets	$386,113	$283,990
Cash and Cash equivalents	$6,354	$6,170
Securities available-for-sale (at fair value)	$39,952	$782
Loans receivable	$320,953	$259,302
Allowance for Loan Losses	($926)	($835)
Deposits	$207,734	$186,711
Federal Home Loan Bank Advances	$96,446	$61,200
Total Equity	$78,149	$30,082

	Twelve Months Ended September 30,
	2007	2006

Selected Operations Data
Total interest and dividend income	$19,346	$15,311
Interest expense	$8,889	$7,221

Net interest income	$10,457	$8,090
Provision for loan losses	$470	$251

Net interest income after provision for loan loss	$9,987	$7,839
Total non-interest income	$1,726	$1,657
Total non-interest expense	$10,522	$8,741

Income before provision for income tax	$1,191	$755
Provision for income taxes	$448	$309

Net income	$743	$446

Per Share Information
Basic Earnings	$0.11	$0.06*
Diluted Earnings	$0.11	$0.06*
Dividends Paid	$0.20	$0.20

* Earnings per share for the prior period was restated to reflect the impact of the second step conversion and reorganization of the Company, which occurred on October 31, 2006.

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Citizens Community Bancorp, Inc. November 2, 2007 Page 5
	September 30, 2007	September 30, 2006
	($ in thous)	($ in thous)
Asset Quality as of the period ended
Non-performing loans (NPLs)	$1,520	$1,390
NPLs as a percent of total loans	0.47%	0.54%
Non-performing Assets (NPAs)	$1,643	$1,779
NPAs as a percent of total assets	0.41%	0.63%
Allowance for loan losses	$926	$835
Allowance for loan losses as a percent of loans	0.29%	0.32%
Allowance for loan losses as a percent of NPLs	60.92%	60.07%
Net charge offs for 12 months ended	$378	$229
Annualized net charge offs to average loans for the 12 months ended	0.13%	0.10%

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